Exhibit 10.30

Health Management Associates, Inc.

Certain Executive Officer Compensation Information

Effective February 24, 2009, Health Management Associates, Inc. (the “Company”) finalized the determination of cash bonuses to certain of its named executive officers. Those bonuses, which pertain to the Company’s annual and long-term incentive compensation programs for the year ended December 31, 2008, were approved by the Compensation Committee of the Board of Directors of the Company. The table below summarizes those bonuses.

Executive Officer	Annual Cash Bonus	Long-Term Incentive Compensation Cash Bonus
Robert E. Farnham, Senior Vice President and Chief Financial Officer	$235,000	$14,583

Kelly E. Curry, Executive Vice President and Chief Administrative Officer	$396,563	$35,156

Timothy R. Parry, Senior Vice President, General Counsel and Corporate Secretary	$205,625	$9,115

The cash bonuses described above were made under the Company’s Amended and Restated 1996 Executive Incentive Compensation Plan (the “EICP”), a comprehensive executive compensation plan in which the Company’s named executive officers, among others, may participate. A summary of the EICP is contained in the Company’s definitive proxy statement dated March 31, 2008 under the heading “Proposal Two: Proposal to Amend and Restate the Health Management Associates, Inc. 1996 Executive Incentive Compensation Plan – Summary of the EIPC,” which summary is incorporated herein by reference. Such description is qualified in its entirety by reference to the actual EICP, which can be found at Exhibit A to the Company’s definitive proxy statement dated March 31, 2008. Additionally, the form of Cash Performance Award under the EICP relating to the long-term incentive compensation cash bonuses disclosed in the above table can be found at Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.